INSIDER TRADING POLICY

PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of InnovAge Holding Corp. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

BACKGROUND
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal.
Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and other authorities use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by Family Members (as defined herein) and friends and trading involving only a small number of shares have been successfully prosecuted.

PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information, in each case other than Welsh, Carson, Anderson & Stowe, Apax Partners or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with, Welsh, Carson, Anderson & Stowe or Apax Partners. This Policy also applies to Family Members and entities controlled by a person covered by this Policy, as described below. You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are listed on Schedule I attached hereto and subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to

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abide by the applicable trading restrictions until at least the end of the relevant Blackout Period (as defined herein).

Please direct any questions or requests as to any of the matters discussed in this Policy to the Chief Legal Officer of the Company. The Chief Legal Officer is generally responsible for the administration of this Policy. The Chief Legal Officer may select others to assist with the execution of his or her duties.

TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to all transactions involving the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

This Policy also applies to the securities of other companies as to which you possess material nonpublic information obtained in the course of your service to the Company. Transactions subject to this Policy include purchases, sales, bona-fide gifts and other acquisitions or dispositions of Company Securities.

INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

It is also your responsibility to help enforce this Policy. You should be alert to possible violations and should promptly report violations or suspected violations of this Policy.

You may report suspected violations of this Policy as follows: by Internet at https://app.convercent.com/en-US/LandingPage/a97bc12c-4d0c-ed11-a993-000d3ab9f062?_=1659030948828, by telephone at (800) 461-9330, or by email to the Chief Legal Officer at legal@innovage.com.

Reports may be made anonymously or by identifying oneself. Because it may be more difficult to thoroughly investigate reports that are made anonymously, you are encouraged to share your identity when reporting rather than reporting anonymously. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. All reports, whether identified or anonymous, will be treated confidentially to the extent consistent with applicable law.

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STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Legal Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through Family Members or other persons or entities:
•Engage in transactions in Company Securities while aware of material nonpublic information relating to the Company, noting that it is no excuse that you did not “use” the information in your transaction, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Rule 10b5-1 Plans” and “Other Limited Exceptions”;
•Engage in transactions involving the securities of any other company, including those with which the Company does business, such as a strategic partner or supplier of the Company, or those involved in a potential transaction or business relationship with the Company, if you are aware of material nonpublic information about that company until the information becomes public or is no longer material, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Rule 10b5-1 Plans” and “Other Limited Exceptions”;
•Recommend the purchase or sale of any Company Securities or the securities of other companies with which the Company does business, such as a strategic partner or supplier of the Company;
•Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, Family Members, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•Assist anyone engaged in the above activities.

It is also the policy of the Company that the Company will not engage in transactions in Company Securities or securities of other companies with which the Company does business, while aware of material nonpublic information relating to the Company, Company Securities or such other companies and their securities.

There are no exceptions to this Policy, except as specifically noted herein. The following are specifically exempted from this Policy: where disclosure of nonpublic information is required by law, or when (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized by the Chief Legal Officer to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable).
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. You may not enter into any transaction, including those discussed under the headings “Transactions Under Company Plans,” and “Rule 10b5-1 Plans” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior

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management is not aware of, to the Chief Legal Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s Regulation FD Policy for more details.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, joint venture, disposition of a significant asset or tender offer;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in government payor reimbursement rates or a change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in management or other significant personnel;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new center, offering, process, or service;
•The gain or loss of a significant government payor, strategic partner or supplier;
•Significant events concerning the Company’s physical assets;
•Pending or threatened significant litigation, or the resolution of such litigation;

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•Regulatory approvals or changes in regulations and any analysis of how they affect the Company;
•Impending bankruptcy or the existence of severe liquidity problems;
•Significant cybersecurity incidents; and
•The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either (i) consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (ii) assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

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TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, in each case other than Welsh, Carson, Anderson & Stowe and Apax Partners and any of their affiliated investment funds (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability related to, an option.

2.Restricted Stock or Restricted Stock Unit Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of the common stock received upon vesting and settlement of restricted stock or restricted stock units.

3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra- plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre- payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in any employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in such plan. This Policy does apply, however, to your initial election to participate in such plan, changes to your election to participate in such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to such plan.

5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities

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resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in such plan or increase your level of participation in such plan. This Policy also applies to your sale of any Company Securities purchased pursuant to such plan.

6.Mutual Funds: This Policy does not apply to transactions in portfolio products, including mutual funds or index funds, of which Company Securities are not a significant portion.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions.

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Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.
Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.” Standing orders (except under approved Rule 10b5-1 Plans) that have not been executed at the start of a Blackout Period should be cancelled prior thereto.

PRE-CLEARANCE AND BLACKOUTS
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures: The individuals listed on Schedule I (“Covered Senior Persons”) may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction. The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and if the requestor is a director or officer of the Company, should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 and comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. See “Compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act” below.

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If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Chief Legal Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Chief Legal Officer.

Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the second business day following the public release of the Company’s quarterly earnings and ending fourteen days prior to the end of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Legal Officer, designated persons should refrain from trading in Company Securities sooner than the typical Blackout Period described above. In that situation, the Chief Legal Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Legal Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Regulation BTR Blackouts: Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”), under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC, as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR. The Company will notify directors and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “Safe Harbors”: There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company Securities

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because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
Exceptions: The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event- driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5- 1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense (but not a safe harbor) from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b-5 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into (i) at a time when the person entering into the plan is not aware of material nonpublic information about the Company or Company Securities, and (ii) in the case of Covered Senior Persons, during a “Window Period.” Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan to be entered into by Covered Senior Persons must be submitted for approval by the Chief Legal Officer five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
There are limitations on your ability to amend, modify and/or terminate a Rule 10b5-1 Plan. Covered Senior Persons may only amend or modify a Rule 10b5-1 Plan during a “Window Period,” and may only amend, modify or terminate a Rule 10b5-1 Plan following pre-clearance by the Chief Legal Officer. No individual, including Covered Senior Persons, may amend or modify the plan if at any time of the proposed amendment or suspension modification they possess material nonpublic information regarding the Company or Company Securities. Any amendment, modification or termination re-starts the Cooling-Off Period (defined below).

The first trade under any new or modified Rule 10b5-1 Plan is subject to the following “Cooling-Off Period”:
•The first trade under any Rule 10b5-1 Plan entered into by a member of the Board or individuals designated by the Board as “officers” as defined by Rule 16a-1 of the Exchange Act cannot occur until the later of:
(a)ninety (90) days after the adoption of the Rule 10b5-1 Plan, or
(b)two business days following the disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the completed fiscal quarter in which the plan was adopted (but in any event, not to exceed 120 days after the adoption of the Rule 10b5-1 Plan).

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•The first trade under any Rule 10b5-1 Plan entered into by other Company employees cannot occur until thirty (30) days after the adoption of the Rule 10b5-1 Plan.

Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information about the Company or Company Securities and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. Anyone entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

An individual may not have more than one Rule 10b5-1 Plan outstanding at the same time (except in limited circumstances permitted under Rule 10b5-1 and subject to pre-approval by the Chief Legal Officer in the case of Covered Senior Persons) and may only enter into one single-trade Rule 10b5-1 Plan during any twelve- month period.

OTHER LIMITED EXCEPTIONS
Stock Splits, Stock Dividends and Similar Transactions: The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Change in Form of Ownership: Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre- Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment;

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•substantial criminal fines;
•substantial civil fines up to three times the profit gained or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. As of the effective date of this policy, the penalty for “controlling person liability” includes civil fines, as well as potential criminal fines and imprisonment. If the Company has a reasonable basis to conclude that an employee, officer, director, or consultant has failed to comply with this Policy, such person may be subject to disciplinary action by the Company, up to and including dismissal for cause if the person is an employee or officer, or subject to termination of services if the person is a director or consultant, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT AND RULE 144 OF THE SECURITIES ACT
Notification Requirements to Facilitate Section 16 Reporting. Section 16(a) of the Exchange Act requires that certain transactions by members of the Board and individuals designated by the Board, from time to time, as “officers” as defined by Rule 16a-1 of the Exchange Act be reported on Form 4s filed with the SEC within two business days following the date of the transaction. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Chief Legal Officer with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company Securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility. The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
Notification Requirements to Facilitate Form 144 Reports. Members of the Board and individuals designated by the Board, from time to time, as “officers” as defined in Rule 16a-1 of the Exchange Act are required to file a Form 144 with the SEC before making an open market sale of Company Securities. Form 144

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notifies the SEC of an individual’s intent to sell Company Securities. Often prepared and filed by a broker pursuant to a previously executed limited power of attorney, this form and its timely filing is each individual’s personal responsibility and is in addition to the filing of a Form 4 or Form 5, as applicable.

COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer by email at legal@innovage.com.

ADDITIONAL INFORMATION
Delivery of this Policy. This Policy will be delivered to all directors, officers, employees and agents, such as consultants, independent contractors, or other outside personnel retained by the Company who may obtain material nonpublic information about the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director and officer of the Company, are required to acknowledge that he or she understands this Policy.

Amendments. We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Chief Legal Officer.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

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SCHEDULE I INDIVIDUALS SUBJECT TO QUARTERLY
BLACKOUT PERIODS AND PRE-CLEARANCE REQUIREMENTS

All members of the Board of Directors All executive officers of the Company
All employees of the Company at the level of Vice President and above All members of the Finance and Tax Departments
All employees at the level of Director or above (or the equivalent thereof) with access to sensitive financial data
Those members of the Accounting Department with access to sensitive financial data Systems Administrators with readily available access to sensitive financial data
All members of the Legal Department
All members of the Investor Relations Department that assist with earnings releases and other public disclosures
Administrative assistants of all persons on this Schedule I Family Members of all persons on this Schedule I

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Form of Acknowledgement of Insider Trading Policy for Employees, Officers and Directors

I have received and read the InnovAge Holding Corp. Insider Trading Policy (the “Policy”). I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my position with InnovAge Holding Corp. I agree to comply with the Policy.

If I have questions concerning the meaning or application of the Policy, any other InnovAge Holding Corp. policies or procedures, or the legal and regulatory requirements applicable to my position with InnovAge Holding Corp. I know that I can consult with the Company’s Chief Legal Officer, knowing that my questions will be maintained in confidence, consistent with applicable law.

___________________________________________
Print Name

___________________________________________
Signature

___________________________________________
Date

Please sign and return this form to the Human Resources Department.

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